Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Definitive Healthcare, a Delaware corporation, had one class of securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934 (the “Exchange Act”), as amended: Class A common stock, par value $0.001 per share (the “Class A common stock”). The following summary provides a brief description of our Class A common stock and our Class B common stock, with no par value (the “Class B common stock,” together with our Class A common stock, the “common stock”). Our Class B common stock is not registered pursuant to Section 12 of the Exchange Act. The description of our Class B common stock is necessary to understand the material terms of our Class A common stock.

This description does not purport to be complete and is qualified in its entirety by reference to the full text of our amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated bylaws (our “bylaws”). You should read the full text of our certificate of incorporation and bylaws, as well as the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

References in this exhibit to “we,” “us” and “our” refer to DEFINITIVE HEALTHCARE CORP. and not to any of its subsidiaries.

General

Our authorized capital stock consists of 600 million shares of Class A common stock, 65 million shares of Class B common stock, and 10 million shares of preferred stock, par value $0.001 per share. Shares of preferred stock have not been issued. Unless our board of directors (our “Board”) determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common stock

Voting Rights

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Each share of Class B common stock entitles its holder to one vote per share on all matters submitted to a vote of our stockholders, including the election or removal of directors. The holders of our Class B common stock do not have cumulative voting rights in the election of directors. If at any time the ratio at which limited liability company units (“LLC Units”) of AIDH TopCo, LLC (“Definitive OpCo”) are exchangeable for shares of our Class A common stock changes from one-for-one, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly.

Except for transfers to us pursuant to the amended and restated limited liability company agreement of AIDH TopCo, LLC (the “Amended LLC Agreement”) or to certain permitted transferees, the LLC Units and corresponding shares of Class B common stock may not be sold, transferred or otherwise disposed of. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote, except as otherwise required by law.

Dividend and Liquidation Rights

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

The Class B common stock is not entitled to economic interests in Definitive Healthcare Corp. Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Definitive Healthcare Corp. However, if Definitive OpCo makes distributions to Definitive Healthcare Corp., the other holders of LLC Units, including the holders of LLC Units, will be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units.

Miscellaneous

The Class A common stock will not be subject to further calls or assessments by us. The rights, powers and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future. The Class B common stock will not be subject to further calls or assessment by us.

Preferred Stock

No shares of preferred stock have been issued. Our certificate of incorporation authorizes our Board to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our Board is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

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the designation of the series;
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the number of shares of the series, which our Board may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized share of the class) or decrease (but not below the number of shares then outstanding);
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whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
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the dates at which dividends, if any, will be payable;
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the exchange rights and price or prices, if any, for shares of the series;
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the terms and amounts of any sinking fund provided for the purchase or exchange of shares of the series;
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the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;
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whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
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restrictions on the issuance of shares of the same series or of any other class or series; and
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the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq Stock Market LLC (“Nasdaq”), which would apply so long as the shares of Class A common stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of Nasdaq is that the calculation in this latter case treats as outstanding shares of Class A common stock issuable upon exchange of outstanding LLC Units not held by Definitive Healthcare Corp.). These additional shares of Class A common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our Board.

Other Provisions

Neither the Class A common stock nor the Class B common stock has any preemptive or other subscription rights.

There are no redemption, conversion or sinking fund provisions applicable to the Class A common stock or Class B common stock.

At such time when no LLC Units remain exchangeable for shares of our Class A common stock, our Class B common stock will be canceled.

Anti-takeover Provisions

Our certificate of incorporation and bylaws contain provisions that delay, defer or discourage transactions involving an actual or potential change in control of us or change in our management. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage transactions that some stockholders may favor, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Accordingly, these provisions could adversely affect the price of our common stock.

Special Meetings of Stockholders

Our certificate of incorporation and bylaws provide that special meetings of the stockholders may be called only upon the request of a majority of our Board, our chair of our Board or upon the request of our Chief Executive Officer. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Advance Notice of Nominations and Other Business

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with the advance notice requirements of our bylaws. In the case of the annual meeting of the stockholders a notice properly brought must be delivered to the our principal executive offices not earlier than the open of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Notice of a special meeting of the stockholders called for the purpose of electing directors, must be made not earlier than the open of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made by the Corporation, whichever first occurs.

A stockholder’s notice to our principal executive office must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder of record on our books and records entitled to vote at a meeting;

•	any arrangements, rights or other interests described in the above held by members of such holder’s immediate family sharing the same household; and

•	a certification regarding compliance with all applicable federal, state and other legal requirements in connection with the securities.

As to each person whom the stockholder proposes to nominate for election as a director, the notice shall include, among other information, the following, together with a representation as to the accuracy of the information:

•	all information relating to the person that would be required to be disclosed in a proxy statement or otherwise required, pursuant to the Exchange Act;
•	a description of any agreements, arrangements and understandings between or among the stockholder and the nominee;

•	the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made;

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the person’s written representation and agreement that: (i) except as has been disclosed to us, such person is not and will not become a party to any voting commitment or compensation, reimbursement or indemnification arrangement in connection with service as a director and (ii) such person would, if elected as a director, comply with all of our corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to our directors; and

•	such other information as required under our bylaws.

As to any other business that the stockholder proposes to bring before the meeting, the notice shall include, among other information, the following:

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a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the complete text of any resolutions or bylaw amendment proposed for consideration), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made; and

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a description of all agreements, arrangements and understandings between the stockholder and beneficial owner and any other person or persons acting in concert with them in connection with the proposal.

Our bylaws also have proxy access procedures for stockholders to make nominations of candidates for election for directors at our annual meeting of stockholders.

Classified Board of Directors and Related Provisions

Our certificate of incorporation provides that our Board be divided into three classes, with one class being elected at each annual meeting of stockholders with termination staggered according to class. The classified board provision will prevent a third-party who acquires control of a majority of our outstanding voting stock from obtaining control of our Board.

The number of directors constituting our Board is determined from time to time by our Board. Our certificate of incorporation also provides that, subject to any rights of any preferred stock then outstanding, any director may be removed from office at any time but only for cause so long as the Board is classified and only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares entitled to vote in the election of directors, considered for this purpose as one class. In addition, our certificate of incorporation provides that any vacancy on the Board, including a vacancy that results from an increase in the number of directors, may be filled only by a majority of the directors then in office or by an affirmative vote of the sole remaining director. This provision, in conjunction with the provisions of our certificate of incorporation authorizing our Board to fill vacancies on the board of directors, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Stockholder Action by Written Consent

Our certificate of incorporation provides that, from and after the time that Advent and its affiliates collectively own less than 30% of the voting power of our then-outstanding common stock, subject to the rights of any holders of preferred stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

Section 203 of the DGCL

Our certificate of incorporation provides that the provisions of Section 203 of the DGCL, which relate to business combinations with interested stockholders, do not apply to us. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder (a stockholder who owns more than 15% of our common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as Board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. These provisions apply even if the business combination could be considered beneficial by some stockholders. Our certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, but such provisions do not apply to Advent and Spectrum and their affiliates. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.